Exhibit 99.1

New Oriental Energy and Chemical Reports ’09 Fiscal Year Net
Loss of $3.73 Million On Reduced Sales

•	Urea Grew to 66% of Sales and Produced Small Profit; Company Believes Fertilizer Turnaround Will Continue

•	Expenditures to Complete Self-Funded Methanol Plant Expansion and Debt Payoffs Contributed To Working Capital Deficiency and "Going Concern" Clause in Their Auditor's Opinion

•	Company Addressing Working Capital Concerns With Anticipated Increased Cash Flow From Fertilizer, Deferred Loan Payoffs And Anticipated Financing From Local Banks And/Or Major Shareholder

•	Third Phase of DME Expansion Now Set For December Completion

NEW YORK, NY—June 30, 2009 -- New Oriental Energy & Chemical Corp. (NasdaqGM:NOEC), a specialty chemical and emerging coal-based alternative fuel manufacturer in The People's Republic of China (the "PRC"), reported today that the continuing severe effects of the economic tsunami through the end of its 2009 fiscal year ended March 31, 2009, which lowered oil prices and increased raw material costs, especially coal, reduced demand for its alternative fuel end products.  As a consequence, sales of DME dropped sharply from $32.6 million, or 48% of sales in fiscal 2008, to $11.2 million, or 21% of sales in fiscal 2009.  At the same time, the overall cost of sales was higher than its combined revenues of $52,545,647, which was down nearly 23% from sales of $67,832,920 in fiscal 2008.  The consequence was a net loss in fiscal 2009 of ($3,729,007) or ($0.30) per share, compared with net income of $4,062,941 or $0.32 per share in fiscal 2008.  A key exception to this was urea sales, where on a 12% year over year increase in sales to $34.5 million, representing approximately 66% of total product sales as compared with 45% last year, a small gross profit of $137,000 was generated.

Self-funded Expansion Impacted Working Capital

The losses generated during the year, combined with the necessity of paying off short term debt and the Company’s decision to continue to largely self fund an expansion of its methanol and DME capacity in anticipation of improved future demand for these products, had an impact on the Company’s working capital position as well, which at the end of the year reflected a $31,976,507 deficit.  The Company’s auditors have cited this and the Company’s net loss and other factors as the basis for a "Going Concern" clause in their Opinion, which raises substantial doubt about the Company’s ability to continue as a going concern.  Addressing this matter, the Company stated that it expects to obtain new long term bank loans from a local bank.  It added that the Company’s major shareholder has represented to extend the due dates of loans to the Company amounting to $3,657,163 and that the Company’s major shareholder has also committed to provide financing aid, if necessary.  The Company also noted that on May 13, 2009, it obtained a short-term loan of RMB 30 million (approximately $4,389 million) with an interest rate of 5.31% per annum from Guangdong Development Bank, which is due on May 12, 2010.  The land use rights of $1,646,286 are pledged as collateral for the short-term bank loan.

“Staying The Course” Despite “An Extraordinarily Bad Year”

Mr. Chen Si Qiang, CEO and Chairman of the Company, as well as its largest shareholder, commented, "Unquestionably, this was an extraordinarily bad year due to once in a lifetime economic conditions that few if any in our industry anticipated or, for that matter, few in the world actually foresaw.  Nevertheless, we made the best of a bad situation with our ability to shift production to our fertilizer business where we managed to actually generate a small profit.  We also decided to stay the course with our plan to greatly expand our alternative fuel capacity, where we believe we will see a positive end result despite a shift in the timetable.  In this regard, we have moved the target completion date for our methanol expansion to the end of December, 2009, followed by a period of debugging in early calendar 2010.”

Mr. Chen continued, “Now that some of the fog is starting to lift, it remains clear that China and the rest of the world will continue to face much higher energy costs if there is a continuing reliance on oil and diesel, keeping in mind that in China we are totally reliant on outside sources for our petroleum needs.  Further, especially in China, there will be attendant costs of poor health if we continue to permit the smog and pollution caused by gasoline and diesel, even as we encourage more people to drive and our economy continues to expand.  Alternative fuels such as DME will go a long way in easing these problems and we intend to be a major player in offering this solution.”

Profitable Fertilizer Growth Ahead

“Meanwhile,” he continued, “we will maintain a near term focus on optimizing our fertilizer production and profitability, where demand is growing and we have been receiving help in a variety of ways, such as the elimination of the VAT tax and the removal of price caps.  With the help of a further downward trend in raw material costs we envision near term higher revenues coupled with higher profits.  We will not expand in this business, but will rely on it until the alternative fuel picture brightens.”

-Tables Attached -

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp., listed on the NASDAQ Global Market (NasdaqGM:NOEC), is an emerging coal-based alternative fuels and specialty chemical manufacturer based in Henan Province, in the PRC. The Company's core products are Urea and other coal-based chemicals primarily utilized as fertilizers. Future growth is anticipated from its focus on expanding production of coal-based alternative fuels, in particular, methanol, as an additive to gasoline and dimethyl ether (DME), which has been a cheaper, more environmentally friendly alternative to LPG for home heating and cooking, and diesel fuel for cars and buses. All of the Company's sales are made through a network of distribution partners in the PRC. Additional information on the Company is available on its website at www.neworientalenergy.com.

Safe Harbor Statement

This press release may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

NEW ORIENTAL ENERGY & CHEMICAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED MARCH 31, 2009 AND 2008

	2009	2008

REVENUES	$52,545,647	$67,832,920

COST OF GOODS SOLD	54,038,734	56,978,425

GROSS (LOSS) PROFIT	(1,493,087)	10,854,495

General and administrative	2,626,115	3,088,184

Selling and distribution	1,147,596	1,171,737

Research and development	141,029	75,961

(LOSS) INCOME FROM OPERATIONS	(5,407,827)	6,518,613

OTHER INCOME (EXPENSES)

Interest expense, net	(1,095,716)	(516,032)

Government grants	1,437,748	85,405

Other expenses, net	(98,206)	(115,016)

(LOSS) INCOME BEFORE INCOME TAXES	(5,164,001)	5,972,970

INCOME TAX BENEFIT (EXPENSE)	1,434,994	(1,932,695)

(LOSS) INCOME FROM CONTINUING OPERATIONS	(3,729,007)	4,040,275

DISCONTINUED OPERATION

Gain from discontinued operation	-	1,760

Gain from disposition of discontinued operation	-	20,906

NET (LOSS) INCOME	(3,729,007)	4,062,941

OTHER COMPREHENSIVE INCOME

Foreign currency translation gain	457,781	1,618,430

OTHER COMPREHENSIVE INCOME	457,781	1,618,430

COMPREHENSIVE (LOSS) INCOME	$(3,271,226)	$5,681,371

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	12,640,000	12,640,000

(LOSS) INCOME FROM CONTINUING OPERATIONS PER SHARE, BASIC AND DILUTED	$(0.30)	$0.32
INCOME FROM DISCONTINUED OPERATION PER SHARE, BASIC AND DILUTED	$-	$0.00
NET (LOSS) INCOME PER SHARE, BASIC AND DILUTED	$(0.30)	$0.32

Contacts:

     Mr. Li Donglai
     Chief Financial Officer
     New Oriental Energy & Chemical Corp.
     Xicheng Industrial Zone of Luoshan, Xinyang
     Henan Province, The People's Republic of China
     Tel: (011-86) 139-3764-6299

     Ken Donenfeld
     DGI Investor Relations
     donfgroup@aol.com
     kdonenfeld@dgiir.com
     Ph: (212) 425-5700
     Fax: (646) 381-9727

This press release reflects the following corrections by the New Oriental Energy & Chemical Corp.:  The phrase "Qualified Auditor Opinion" in the subhead was corrected to read "'Going Concern' Clause in Their Auditor's Opinion" and "Qualified Opinion" in the second paragraph was corrected to read "'Going Concern' clause in their Opinion."